Contacts: Gerald O. Hatler, President and CEO

206/628-4250

Gordon D. Browning, EVP & Chief Financial Officer

206/749-7350

NEWS RELEASE

EvergreenBancorp Increases First Quarter Reserves by $720,000
Reduces 1Q08 Net Income to $3.4 Million or $1.41 per Diluted Share

SEATTLE, WA – May 12, 2008 – EvergreenBancorp, Inc. (OTCBB: EVGG), the holding company for EvergreenBank, today reported revised earnings for the first quarter of 2008 due to an increase of $720,000 to its provision for loan loss, resulting in first quarter net income of $3.4 million, or $1.41 per diluted share. EvergreenBancorp had previously announced net income of $3.9 million, or $1.60 per diluted share.

“After we reported our earnings to shareholders at our April 24th annual meeting, we obtained updated appraisals for construction loans to one contractor remodeling two high-end homes in Seattle and North Pierce County,” said Gerald O. Hatler, president and chief executive officer. “Although these loans for $2.7 million remain in the performing category, we chose to augment reserves based on the updated information.”

The additional provision increases the allowance for loan losses to $5.3 million, or 1.35% of total loans at March 31, 2008.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is a community bank with seven offices; located in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

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Note: Transmitted on PrimeNewswire on May 12, 2008, at 3:30 a.m. Pacific Daylight Time.